Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated: February 16, 2016

NEPTUNE CAPITAL TRUST

By:	/s/ Brian Mason
Name:	Brian Mason
Title:	Trustee

/s/ Brian Mason
Brian Mason